UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 26, 2016

T-MOBILE US, INC.

(Exact Name of Registrant as Specified in Charter)

DELAWARE	1-33409	20-0836269
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

12920 SE 38th Street Bellevue, Washington	98006-1350
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (425) 378-4000

(Former Name or Former Address, if Changed Since Last Report):

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 — Entry into a Material Definitive Agreement

On April 25, 2016, T-Mobile USA, Inc. (“T-Mobile USA”), a direct, wholly-owned subsidiary of T-Mobile US, Inc. (the “Company”), and the guarantors party thereto (including the Company), entered into a purchase agreement (the “Purchase Agreement”) with Deutsche Telekom AG (“DT”) pursuant to which T-Mobile USA has agreed to issue and sell to DT, and DT has agreed to purchase from T-Mobile USA, up to $1,350,000,000 aggregate principal amount of T-Mobile USA’s 6.000% Senior Notes due 2024 (the “Notes”). The Notes, if issued, will be issued on the same terms as T-Mobile USA’s $1,000,000,000 aggregate principal amount of 6.000% Senior Notes due 2024 which were issued on April 1, 2016 (the “Existing 2024 Notes”), other than issue date, purchase price, initial interest payment date and registration rights.

Subject to certain limited and customary closing conditions (which closing conditions do not include the absence of a material adverse change), the closing of the issuance and sale of the Notes is scheduled to occur on a date (the “Issue Date”) determined by T-Mobile USA that may not be later than November 30, 2016. T-Mobile USA will also determine the aggregate principal amount of the Notes to be issued on the Issue Date, which may not exceed $1,350,000,000.

Under the Purchase Agreement, the purchase price for the Notes will be determined on the Issue Date to reflect the effective yield of 5.14% on the Existing 2024 Notes, calculated using their average trading price of 103.708% on April 22, 2016. The minimum purchase price payable for the Notes would be 103.316% if the Notes were issued on the latest permissible Issue Date of November 30, 2016.

Pursuant to the Purchase Agreement, T-Mobile USA is required to use the proceeds from the sale of the Notes (i) for acquisitions of low-band spectrum, (ii) if the proceeds are not needed for acquisitions of low-band spectrum, for refinancing of debt (other than certain T-Mobile USA debt held by DT) and (iii) if the proceeds are not needed for acquisitions of low-band spectrum or refinancing of debt, for general corporate purposes.

T-Mobile USA is not required to pay any commitment fees, underwriting fees, new issuance concession or other compensation to DT in connection with the commitment under the Purchase Agreement or the issuance and sale of the Notes.

T-Mobile USA may terminate the purchase commitment under the Purchase Agreement at any time on or prior to November 5, 2016 subject to reimbursing DT for its cost (if any) of hedging arrangements related to the transaction. T-Mobile USA may elect to issue less than $1,350,000,000 aggregate principal amount of the Notes subject to (i) termination of the purchase commitment for the unused portion and (ii) reimbursing DT for its cost (if any) of hedging arrangements on such unused portion.

The Notes, if issued, will bear interest at a fixed rate of 6.000% per year, which is payable on a semiannual basis, and mature on April 15, 2024.

The Notes, if issued, will have the benefit of guarantees from the same entities that are guarantors (the “Guarantors”) of T-Mobile USA’s existing senior notes and, other than interest rate, maturity date, optional redemption pricing and registration rights, will have substantially the same terms as T-Mobile USA’s other existing senior notes. The Notes and the guarantees, if issued, will be effectively subordinated to all of T-Mobile USA’s and the Guarantors’ existing and future secured indebtedness to the extent of the assets securing such indebtedness, and will be structurally subordinated to all of the liabilities and preferred stock of any of T-Mobile USA’s subsidiaries that do not guarantee the Notes.

The Notes, if issued, will be sold to DT without being registered under the Securities Act of 1933, as amended (the “Securities Act”), in reliance upon an exemption therefrom. The Company or T-Mobile USA will not be required to file a registration statement with the Securities and Exchange Commission providing for the registration under the Securities Act of the Notes prior to the date that is six months after the Issue Date.

DT is the Company’s majority stockholder and a holder of a portion of T-Mobile USA’s outstanding debt, as further described in the Company’s periodic reports with the Securities and Exchange Commission.

The foregoing description of the Purchase Agreement and the Notes is a summary only and is qualified in its entirety by the full and complete terms of the Purchase Agreement which is filed as Exhibit 1.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01 — Financial Statements and Exhibits

The following exhibits are furnished as part of this report:

(d) Exhibits:

Exhibit	Description

1.1	Purchase Agreement, dated as of April 25, 2016, among T-Mobile USA, Inc., the guarantors party thereto and Deutsche Telekom AG.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

T-MOBILE US, INC.

April 26, 2016	/s/ J. Braxton Carter
J. Braxton Carter
Executive Vice President and Chief Financial Officer